Harbor Custom Development, Inc. Announces Regaining Nasdaq Compliance

TACOMA, Wash., March 21, 2023 (GLOBE NEWSWIRE) -- Harbor Custom Development, Inc. (Nasdaq: HCDI, HCDIP, HCDIW, HCDIZ) (“Harbor,” “Harbor Custom Homes®,” or the “Company”), an innovative real estate company involved in all aspects of the land development cycle, today announced the Company has regained compliance with the continued listing standards of the Nasdaq Capital Market.

On March 20, 2023, Harbor received written notice from Nasdaq that the closing bid price of its common stock trading under the symbol “HCDI” has been at $1.00 per share or greater for the ten consecutive trading days for the period of March 6, 2023 to March 17, 2023 and as a result has regained compliance with Listing Rule 5550(a)(2). The previously announced notice of potential delisting has now been closed.

“We are thrilled to announce regaining compliance with the Nasdaq Capital Market’s continued listing standards. This accomplishment potentially broadens our opportunities to attract investment capital, strategic partners, and project financing to achieve our goals and continue to execute our long-term strategy of creating sustainable value for our shareholders,” stated Sterling Griffin, President and CEO of Harbor Custom Development, Inc.

About Harbor Custom Development, Inc.
Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home and apartment building, marketing, and sales of various residential projects in Western Washington's Puget Sound region; Sacramento, California; Austin, Texas; and Punta Gorda, Florida. As a land developer and builder of apartments, and single-family luxury homes, Harbor Custom Development's business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views or convenient access to freeways and public transportation to develop and sell residential lots, new home communities, and multi-story apartment properties within a 20 to 60-minute commute of the nation's fastest-growing metro employment corridors.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as “potential,” "may," "might," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations
Hanover International
IR@harborcustomdev.com
866-744-0974